Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS SECOND QUARTER 2015 RESULTS, PROVIDES OPERATIONAL UPDATE AND INCREASES 2015 GUIDANCE

DALLAS, Texas, August 4, 2015 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”), an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources, with an emphasis on oil and natural gas shale and other unconventional plays and with a current focus on its Permian (Delaware) Basin operations in Southeast New Mexico and West Texas, today reported financial and operating results for the three and six months ended June 30, 2015.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	June 30,	March 31,	June 30,
	2015	2015	2014
Oil production (MBbl)	1,260	1,009	802
Natural gas production (Bcf)	7.0	6.6	3.6
Average daily oil equivalent production (BOE/d)	26,601	23,513	15,424
Average daily oil production (Bbl/d)	13,847	11,206	8,809
Average daily natural gas production (MMcf/d)	76.5	73.8	39.7
Oil and natural gas revenues (in millions)	$87.8	$62.5	$99.1
Average realized oil price, $/Bbl	$54.37	$43.37	$97.92
Average realized natural gas price, $/Mcf	$2.78	$2.82	$5.69
Adjusted EBITDA(1) (in millions)	$66.7	$50.1	$69.5
(1) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, please see “Supplemental Non-GAAP Financial Measures” below.

Summary of key operating results and comparisons for the three months ended June 30, 2015:

•
Record oil production resulting in a 57% year-over-year increase to 1.26 million barrels for the three months ended June 30, 2015 as compared to 802,000 barrels for the three months ended June 30, 2014; oil production increased sequentially 25% from 1.01 million barrels produced in the three months ended March 31, 2015. Oil production in the three months ended June 30, 2015 alone exceeded Matador’s oil production for all of 2012.

•
Record natural gas production resulting in a 93% year-over-year increase to 7.0 billion cubic feet for the three months ended June 30, 2015 as compared to 3.6 billion cubic feet produced in the three months ended June 30, 2014, and a sequential increase of 5% from 6.6 billion cubic feet produced in the three months ended March 31, 2015.

•
Record average daily oil equivalent production resulting in a 73% year-over-year increase to 26,601 barrels of oil equivalent (“BOE”) per day for the three months ended June 30, 2015 (consisting of 13,847 barrels of oil per day and 76.5 million cubic feet of natural gas per day) as compared to 15,424 BOE per day (consisting of 8,809 barrels of oil per day and 39.7 million cubic feet of natural gas per day) for the three months ended June 30, 2014, and a sequential increase of 13% from 23,513 BOE per day (consisting of 11,206 barrels of oil per day and 73.8 million cubic feet of natural gas per day) for the three months ended March 31, 2015.

•
An 11% year-over-year decrease in oil and natural gas revenues from $99.1 million reported for the second quarter of 2014 to $87.8 million for the second quarter of 2015, but a sequential increase of 41% from $62.5 million reported in the first quarter of 2015. The weighted average oil and natural gas prices of $54.37 per barrel and $2.78 per thousand cubic feet, respectively, realized in the second quarter of 2015 were significantly lower than the weighted average oil and natural gas prices of $97.92 per barrel and $5.69 per thousand cubic feet, respectively, realized in the second quarter of 2014, but were modestly higher in total than the weighted average oil and natural gas prices of $43.37 per barrel and $2.82 per thousand cubic feet, respectively, realized in the first quarter of 2015.

•
Cash operating expenses per BOE, a non-GAAP financial measure, declined 25%, or $4.83 per BOE, to $14.50 per BOE for the three months ended June 30, 2015 as compared to $19.33 per BOE for the three months ended June 30, 2014. Sequentially, cash operating expenses per BOE increased 6%, or $0.83 per BOE, as compared to $13.67 per BOE reported for the three months ended March 31, 2015.

•
A 4% year-over-year decrease in Adjusted EBITDA, a non-GAAP financial measure, from $69.5 million reported for the second quarter of 2014 to $66.7 million reported for the second quarter of 2015, but a sequential increase of 33% from $50.1 million reported in the first quarter of 2015.

Sequential and year-over-year six-month-period comparisons of selected financial and operating items are shown in the following table:

	Six Months Ended
	June 30,	December 31,	June 30,
	2015	2014	2014
Oil production (MBbl)	2,269	1,857	1,463
Natural gas production (Bcf)	13.6	9.2	6.1
Average daily oil equivalent production (BOE/d)	25,066	18,451	13,673
Average daily oil production (Bbl/d)	12,534	10,092	8,080
Average daily natural gas production (MMcf/d)	75.2	50.2	33.6
Oil and natural gas revenues (in millions)	$150.3	$189.7	$178.0
Average realized oil price, $/Bbl	$49.48	$79.62	$97.20
Average realized natural gas price, $/Mcf	$2.80	$4.54	$5.90
Adjusted EBITDA(1) (in millions)	$116.8	$137.1	$125.8
(1) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, please see “Supplemental Non-GAAP Financial Measures” below.

Summary of key operating results and comparisons for the six months ended June 30, 2015:

•
Record oil production resulting in an increase of 55% year-over-year to 2.27 million barrels for the six months ended June 30, 2015 as compared to 1.46 million barrels for the six months ended June 30, 2014; oil production increased sequentially 22% from 1.86 million barrels produced in the six months ended December 31, 2014.

•
Record natural gas production resulting in a 124% year-over-year increase from 6.1 billion cubic feet produced in the six months ended June 30, 2014 to 13.6 billion cubic feet for the six months ended June 30, 2015, and a sequential increase of 47% from 9.2 billion cubic feet produced in the six months ended December 31, 2014.

•
Record average daily oil equivalent production resulting in an 83% year-over-year increase to 25,066 BOE per day for the six months ended June 30, 2015 (consisting of 12,534 barrels of oil per day and 75.2 million cubic feet of natural gas per day) as compared to 13,673 BOE per day (consisting of 8,080 barrels of oil per day and 33.6 million cubic feet of natural gas per day) for the six months ended June 30, 2014, and a sequential increase of 36% from 18,451 BOE per day (consisting of 10,092 barrels of oil per day and 50.2 million cubic feet of natural gas per day) for the six months ended December 31, 2014. Oil and natural gas production of 2.27 million barrels and 13.6 billion cubic feet, respectively, for the six months ended June 30, 2015 alone exceeded both Matador’s oil and natural gas production, respectively, for all of 2013.

•
A 16% year-over-year decrease in oil and natural gas revenues from $178.0 million reported during the six months ended June 30, 2014 to $150.3 million for the six months ended June 30, 2015, and a sequential decrease of 21% from $189.7 million reported in the six months ended December 31, 2014. The weighted average oil and natural gas prices of $49.48 per barrel and $2.80 per thousand cubic feet, respectively, realized in the six months ended June 30, 2015 were significantly lower than the weighted average oil and natural gas prices of $97.20 per barrel and $5.90 per thousand cubic feet, respectively, realized in the six months ended June 30, 2014, as well as the weighted average oil and natural gas prices of $79.62 per barrel and $4.54 per thousand cubic feet, respectively, realized in the six months ended December 31, 2014.

•
Cash operating expenses per BOE, a non-GAAP financial measure, declined 27%, or $5.23 per BOE, to $14.11 per BOE for the six months ended June 30, 2015, as compared to $19.34 per BOE for the six months ended June 30, 2014. Sequentially, cash operating expenses per BOE declined 24%, or $4.53 per BOE, as compared to $18.64 per BOE reported for the six months ended December 31, 2014.

•
A 7% year-over-year decrease in Adjusted EBITDA, a non-GAAP financial measure, from $125.8 million reported during the six months ended June 30, 2014 to $116.8 million for the six months ended June 30, 2015, and a sequential decrease of 15% from $137.1 million reported in the six months ended December 31, 2014.

Additional Highlights:

•
Record total proved oil and natural gas reserves of 87.0 million BOE at June 30, 2015 (consisting of 40.6 million barrels of oil and 278.6 billion cubic feet of natural gas), a year-over-year BOE increase of 52% from 57.2 million BOE (consisting of 18.6 million barrels of oil and 231.4 billion cubic feet of natural gas) at June 30, 2014 and a BOE increase of 27% from 68.7 million BOE (consisting of 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas) at December 31, 2014. Matador’s proved oil reserves increased 68% in the first six months of 2015 and as of June 30, 2015 comprise 47% of the Company’s total proved reserves, resulting primarily from its ongoing delineation and development drilling and completion operations in the Delaware Basin. The PV-10 of Matador’s total proved reserves, a non-GAAP financial measure, decreased 10% from $1.04 billion at December 31, 2014 to $0.94 billion at June 30, 2015, but increased 14% year-over-year from $0.83 billion at June 30, 2014, despite significantly lower average oil and natural gas prices used to estimate total proved reserves at June 30, 2015.

•
The average oil and natural gas prices used in preparing these estimates, as further adjusted for those factors affecting the oil and natural gas prices received at the wellhead, were $68.17 per barrel and $3.39 per million British Thermal Units (“MMBtu”), respectively, at June 30, 2015, as compared to $91.48 per barrel and $4.35 per MMBtu, respectively, at December 31, 2014, and $96.75 per barrel and $4.10 per MMBtu, respectively, at June 30, 2014.

•	At August 4, 2015, full-year 2015 guidance estimates were revised as follows:

(1) increased estimated capital expenditures from $350 to $425 million (excluding capital expenditures associated with the HEYCO merger), primarily as a result of beginning to drill wells faster, increased working interests on certain operated wells, additional participation in non-operated wells proposed on the Company’s acreage and an increased focus on drilling more, deeper Wolfcamp wells in the Delaware Basin (as opposed to shallower Bone Spring wells) than originally planned for 2015, as well as for the addition of a third drilling rig in the Delaware Basin beginning in late July 2015, additional capital allocated to the acquisition of oil and natural gas leases and additional midstream investments;
(2) increased estimated oil production from 4.1 to 4.3 million barrels to 4.4 to 4.5 million barrels;
(3) increased estimated natural gas production from 24.0 to 26.0 billion cubic feet to 26.0 to 27.0 billion cubic feet;
(4) increased estimated oil and natural gas revenues from $270 to $290 million to $290 to $300 million; and
(5) increased estimated Adjusted EBITDA from $200 to $220 million to $220 to $230 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on actual results for the first six months of 2015 and estimated average realized oil and natural gas prices of $50.00 per barrel and $3.00 per thousand cubic feet, respectively, for the final six months of 2015.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “In the second quarter of 2015, Matador passed a number of major milestones. After closing our merger with HEYCO in the first quarter, we started the second quarter by successfully completing a $400 million senior notes offering, followed by a $189 million equity offering, further strengthening our balance sheet. Raising this additional capital provided us with plenty of liquidity to conduct our operations going forward while continuing to protect the strength of the balance sheet for our shareholders and bondholders.

“Perhaps the milestone with the most immediate impact is the fact that the Matador staff and board of directors delivered record oil, natural gas and total oil equivalent production in the second quarter of 2015. During the second quarter of 2015, we produced 1.26 million barrels of oil, 7.0 Bcf of natural gas, and total oil equivalent of 2.42 million BOE—all of which were the highest quarterly production numbers in Matador’s history. Our oil production of 1.26 million barrels was higher than the 1.21 million barrels we produced in all of 2012, the year of our initial public offering. Excluding certain non-cash non-recurring items, we earned $0.05 per diluted common share and our Adjusted EBITDA was $66.7 million during the second quarter. For the six months ended June 30, 2015, we produced 2.27 million barrels of oil, 13.6 Bcf of natural gas and total oil equivalent of 4.54 million BOE. These numbers were also the highest six-month production numbers in Matador’s history and exceeded our production in each category for all of 2013. Both operationally and financially, it is very satisfying to see the Matador board and staff ‘firing on all cylinders’ during the first half of the year and on such a solid trajectory for the second half of 2015.

“As a result of our strong production results in the second quarter of 2015 and the increasing confidence we have in our Delaware Basin assets, we have increased our 2015 guidance across the board—in spite of the challenging commodity price environment. Our estimated oil production guidance increased from 4.1 to 4.3 million barrels to 4.4 to 4.5 million barrels, and our natural gas production guidance increased from 24.0 to 26.0 Bcf to 26.0 to 27.0 Bcf. Our estimated oil and natural gas revenues guidance increased from $270 to $290 million to $290 to $300 million, and our guidance for estimated Adjusted EBITDA increased from $200 to $220 million to $220 to $230 million. Finally, we have increased our 2015 estimated capital expenditure budget from $350 to $425 million

(excluding capital expenditures associated with the HEYCO merger). A small portion of this additional capital will be needed as we are beginning to drill wells faster than originally anticipated in 2015 and changing the mix of wells we are drilling to focus more on the Wolfcamp for the remainder of 2015. We will use most of this additional capital for drilling and completion expenses associated with the addition of a third drilling rig in the Delaware Basin in late July 2015, for additional participation in non-operated wells being drilled on portions of our acreage in the Delaware Basin and the Haynesville shale as well as for acquiring additional oil and natural gas properties (particularly in the Delaware Basin) and for additional midstream investments in our areas of main activity and development.

“We continue to be pleased with our well results in the Delaware Basin, including a key highlight and technical accomplishment of the second quarter—that being the successful drilling and completion of Matador’s first three-horizon, “stacked” test resulting from the drilling of three horizontal wells to three different horizons—Second Bone Spring, Wolfcamp “A” and Wolfcamp “B”—from a single pad location. Matador is also eagerly anticipating the completion of our cryogenic natural gas processing plant in Loving County, Texas in late August. The staff and the board of directors are due a lot of credit for the extra work they have done to achieve the recent, sustainable drilling and completion efficiencies in order to deliver better wells for less money. Nevertheless, we have much work ahead of us and the current commodity price environment presents its share of extra challenges, but we are pleased with our progress thus far this year and excited about the opportunities ahead for Matador.”

Second Quarter 2015 Operating and Financial Results

The table below provides selected operating data and unit costs for the second quarter of 2015, the first quarter of 2015 and the second quarter of 2014.

	Three Months Ended
	June 30, 2015	March 31, 2015	June 30, 2014
Net Production Volumes:(1)
Oil (MBbl)(2)	1,260	1,009	802
Natural gas (Bcf)(3)	7.0	6.6	3.6
Total oil equivalent (MBOE)(4)	2,421	2,116	1,403
Average daily production (BOE/d)(5)	26,601	23,513	15,424
Average Sales Prices:
Oil, with realized derivatives (per Bbl)	$62.72	$57.68	$94.47
Oil, without realized derivatives (per Bbl)	$54.37	$43.37	$97.92
Natural gas, with realized derivatives (per Mcf)	$3.24	$3.43	$5.65
Natural gas, without realized derivatives (per Mcf)	$2.78	$2.82	$5.69
Operating Expenses (per BOE):
Production taxes and marketing	$4.24	$3.33	$6.50
Lease operating	$6.18	$6.16	$8.34
Depletion, depreciation and amortization	$21.39	$21.96	$22.66
General and administrative(6)	$5.35	$6.34	$5.77
Total(7)	$37.16	$37.79	$43.27

Cash operating expenses(8)	$14.50	$13.67	$19.33

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(6) Includes approximately $1.16 per BOE of non-cash, stock-based compensation expenses in the second quarter of 2015.
(7) Total does not include immaterial accretion expense.
(8) Cash operating expenses per BOE is a non-GAAP financial measure. For a definition of cash operating expenses per BOE and a reconciliation of operating expenses per BOE (GAAP) to cash operating expenses per BOE (non-GAAP), please see “Supplemental Non-GAAP Financial Measures.”

Production and Revenues

Three months ended June 30, 2015 as compared to three months ended June 30, 2014

Quarterly oil, natural gas and total oil equivalent production for the second quarter of 2015 were the highest in Matador’s history. Average daily oil equivalent production was up 73% from 15,424 BOE per day (57% oil by volume) in the second quarter of 2014 to 26,601 BOE per day (52% oil by volume) during the second quarter of 2015. Total oil production increased 57% from 802,000 barrels of oil, or 8,809 barrels of oil per day, during the second quarter of 2014 to 1.26 million barrels of oil, or 13,847 barrels of oil per day, during the second quarter of 2015. This increase in oil production was primarily a result of increased oil production from the Company’s ongoing and better-than-expected performance of wells drilled and completed in the Delaware Basin, as well as from newly drilled and completed wells in the Eagle Ford shale in early 2015. Matador’s Delaware Basin oil production increased almost five-fold year-over-year from approximately 87,000 barrels, or 959 barrels of oil per day, in the second quarter of 2014 to about 407,000 barrels, or 4,468 barrels of oil per day, in the second quarter of 2015. Oil production of 1.26 million barrels in the second quarter of 2015 exceeded the 1.21 million barrels of oil produced by Matador in all of 2012, the year of its initial public offering.

Total natural gas production almost doubled from 3.6 billion cubic feet of natural gas, or 39.7 million cubic feet of natural gas per day, during the second quarter of 2014 to 7.0 billion cubic feet of natural gas, or 76.5 million cubic feet of natural gas per day, during the second quarter of 2015. This increase in natural gas production was primarily attributable to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014 and into 2015, as well as increased natural gas production associated with Matador’s operations in the Delaware Basin. Matador’s Haynesville natural gas production more than tripled from 1.4 billion cubic feet of natural gas, or about 15.3 million cubic feet of natural gas per day, in the second quarter of 2014 to 4.4 billion cubic feet of natural gas, or approximately 47.8 million cubic feet of natural gas per day, in the second quarter of 2015.

Oil and natural gas revenues decreased 11% from $99.1 million in the second quarter of 2014 to $87.8 million in the second quarter of 2015. Oil revenues decreased 13% from $78.5 million in the second quarter of 2014 to $68.5 million in the second quarter of 2015, despite the 57% increase in oil production from 802,000 barrels in the second quarter of 2014 to 1.26 million barrels in the second quarter of 2015. This lower oil revenue was attributable to a sharp decline of 44% in the weighted average oil price realized by the Company from $97.92 per barrel in the second quarter of 2014 to $54.37 per barrel realized in the second quarter of 2015. Natural gas revenues decreased 6% from $20.6 million during the second quarter of 2014 to $19.3 million during the second quarter of 2015, due to a similar 51% decrease in the weighted average natural gas price realized from $5.69 per thousand cubic feet in the second quarter of 2014 to $2.78 per thousand cubic feet in the second quarter of 2015. This decrease in natural gas revenues was mitigated by a 93% increase in natural gas production from 3.6 billion cubic feet in the second quarter of 2014 to 7.0 billion cubic feet in the second quarter of 2015.

Matador’s oil and natural gas hedges further mitigated the decline in oil and natural gas revenues during the second quarter of 2015. Total realized revenues, including realized hedging gains and losses, but excluding unrealized, non-cash hedging gains and losses, increased 6% year-over-year from $96.1 million in the second quarter of 2014 to $101.6 million in the second quarter of 2015. Realized hedging gains, primarily from oil and natural gas hedges, were $13.8 million in the second quarter of 2015, as compared to a realized hedging loss of $2.9 million in the second quarter of 2014. Including the impacts of realized hedging gains, Matador realized weighted average oil and natural gas prices of $62.72 per barrel and $3.24 per thousand cubic feet, respectively, during the second quarter of 2015.

Six months ended June 30, 2015 as compared to six months ended June 30, 2014

Average daily oil equivalent production was up 83% from 13,673 BOE per day (59% oil by volume) for the six months ended June 30, 2014 to 25,066 BOE per day (50% oil by volume) for the six months ended June 30, 2015. Total oil production increased 55% from 1.46 million barrels of oil, or 8,080 barrels of oil per day, for the six months ended June 30, 2014 to 2.27 million barrels of oil, or 12,534 barrels of oil per day, for the six months ended June 30, 2015. This increase in oil production was primarily a result of increased oil production from the Company’s ongoing and better-than-expected performance of wells drilled and completed in the Delaware Basin, as well as from newly drilled and completed wells in the Eagle Ford shale in early 2015. Matador’s Delaware Basin oil production increased almost four-fold year-over-year from approximately 169,000 barrels, or 931 barrels of oil per day, for the six months ended June 30, 2014 to about 629,000 barrels, or 3,473 barrels of oil per day, for the six months ended June 30, 2015.

Total natural gas production more than doubled from 6.1 billion cubic feet of natural gas, or 33.6 million cubic feet of natural gas per day, for the six months ended June 30, 2014 to 13.6 billion cubic feet of natural gas, or 75.2 million cubic feet of natural gas per day, for the six months ended June 30, 2015. This increase in natural gas production was primarily attributable to the increased natural gas production resulting from new, non-operated Haynesville shale wells completed and placed on production on Matador’s Elm Grove properties in Northwest Louisiana during the latter half of 2014 and into 2015, and also included increased natural gas production associated with Matador’s operations in the Delaware Basin. Matador’s Haynesville natural gas production increased four-fold from 2.2 billion cubic feet of natural gas, or about 12.4 million cubic feet of natural gas per day, for the six months ended June 30, 2014 to 8.9 billion cubic feet of natural gas, or approximately 49.2 million cubic feet of natural gas per day, for the six months ended June 30, 2015. Matador’s oil and natural gas production for the six months ended June 30, 2015 exceeded the Company’s oil and natural gas production for all of 2013.

Oil and natural gas revenues decreased 16% from $178.0 million for the six months ended June 30, 2014 to $150.3 million for the six months ended June 30, 2015. Despite the 55% increase in oil production from 1.46 million barrels for the six months ended June 30, 2014 to 2.27 million barrels for the six months ended June 30, 2015, oil revenues decreased 21% from $142.2 million for the six months ended June 30, 2014 to $112.3 million for the six months ended June 30, 2015. This lower oil revenue was attributable to a sharp decline of 49% in the weighted average oil price realized by the Company from $97.20 per barrel for the six months ended June 30, 2014 to $49.48 per barrel realized for the six months ended June 30, 2015. Despite a similar 53% decrease in the weighted average natural gas price realized from $5.90 per thousand cubic feet for the six months ended June 30, 2014 to $2.80 per thousand cubic feet for the six months ended June 30, 2015, natural gas revenues increased 6% from $35.8 million for the six months ended June 30, 2014 to $38.1 million for the six months ended June 30, 2015 due to the 124% increase in natural gas production from 6.1 billion cubic feet for the six months ended June 30, 2014 to 13.6 billion cubic feet for the six months ended June 30, 2015. Including the impacts of realized hedging gains, Matador realized weighted average oil and natural gas prices of $60.48 per barrel and $3.34 per thousand cubic feet during the six months ended 2015.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, decreased 4% from $69.5 million during the second quarter of 2014 to $66.7 million in the second quarter of 2015. This small decrease in Adjusted EBITDA was attained despite the sharp decline in commodity prices during the second quarter of 2015 (weighted average realized oil and natural gas prices of $54.37 per barrel and $2.78 per thousand cubic feet, respectively), as compared to the second quarter of 2014 (weighted average realized oil and natural gas prices of $97.92 per barrel and $5.69 per thousand cubic feet, respectively), as discussed in the previous section. These sharp commodity price declines were mitigated significantly by the 73% increase in Matador’s total oil equivalent production year-over-year, its increased revenues attributable to hedging and the 25% decline in the Company’s cash operating expenses on a unit-of-production basis from $19.33 per BOE during the second quarter of 2014 to $14.50 per BOE during the second quarter of 2015.

Adjusted EBITDA decreased 7% from $125.8 million during the six months ended June 30, 2014 to $116.8 million in the six months ended June 30, 2015. This decrease was primarily attributable to the sharp decline in commodity prices during the six months ended June 30, 2015 (weighted average realized oil and natural gas prices of $49.48 per barrel and $2.80 per thousand cubic feet, respectively), as compared to the six months ended June 30, 2014 (weighted average realized oil and natural gas prices of $97.20 per barrel and $5.90 per thousand cubic feet, respectively), as discussed in the previous section. These sharp commodity price declines were mitigated significantly by the 83% increase in Matador’s total oil equivalent production year-over-year, its increased revenues attributable to hedging and the 27% decline in the Company’s cash operating expenses on a unit-of-production basis from $19.34 per BOE during the six months ended June 30, 2014 to $14.11 per BOE during the six months ended June 30, 2015.

For a definition of Adjusted EBITDA and a reconciliation of net income (GAAP) and net cash provided by operating activities (GAAP) to Adjusted EBITDA (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Net Income (Loss) and Earnings (Loss) Per Share

For the second quarter of 2015, Matador reported adjusted net income of approximately $4.5 million and adjusted earnings of $0.05 per diluted common share, each as adjusted on a non-GAAP basis to exclude a non-cash, unrealized loss on derivatives of $23.5 million, a non-cash, full-cost ceiling impairment of $146.3 million, net of tax effect, and non-recurring transaction costs associated with the HEYCO merger of $0.3 million.

For the second quarter of 2015, Matador reported a net loss of approximately $157.0 million and a loss of $1.89 per diluted common share on a GAAP basis, as compared to net income of approximately $18.2 million and earnings of $0.26 per diluted common share in the second quarter of 2014.

Matador’s net loss per diluted common share (GAAP basis) for the second quarter of 2015 was unfavorably impacted by (1) lower realized commodity prices, (2) an unrealized loss on derivatives of $23.5 million and (3) a non-cash, full-cost ceiling impairment of $146.3 million, net of tax effect. Matador’s net loss per diluted common share for the second quarter of 2015 was favorably impacted and mitigated by (1) significantly higher oil and natural gas production, (2) $13.8 million in realized hedging gains and (3) improvements in operating expenses on a unit-of-production basis.

For the six months ended June 30, 2015, Matador reported adjusted net income of approximately $5.3 million and adjusted earnings of $0.07 per diluted common share, each as adjusted on a non-GAAP basis to exclude a non-cash, unrealized loss on derivatives of $32.1 million, a non-cash, full-cost ceiling impairment of $189.1 million, net of tax effect and non-recurring transaction costs associated with the HEYCO merger of $2.5 million.

For the six months ended June 30, 2015, Matador reported a net loss of approximately $207.3 million and a loss of $2.65 per diluted common share on a GAAP basis, as compared to a net income of approximately $34.6 million and earnings of $0.51 per diluted common share for the six months ended June 30, 2014.

Matador’s net loss per diluted common share (GAAP basis) for the six months ended June 30, 2015 was unfavorably impacted by (1) lower realized commodity prices, (2) an unrealized loss on derivatives of $32.1 million and (3) a non-cash, full-cost ceiling impairment of $189.1 million, net of tax effect. Matador’s net loss per diluted common share for the six months ended June 30, 2015 was favorably impacted and mitigated by (1) significantly higher oil and natural gas production, (2) $32.3 million in realized hedging gains and (3) improvements in operating expenses on a unit-of-production basis.

For a reconciliation of net income (GAAP) and earnings (loss) per common share (GAAP) to adjusted net income (non-GAAP) and adjusted earnings (loss) per common share (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Sequential Production and Financial Results

Three Months Ended June 30, 2015 as Compared to Three Months Ended March 31, 2015

•
Oil production increased 25% from 1.01 million barrels, or 11,206 barrels of oil per day, in the first quarter of 2015 to 1.26 million barrels, or 13,847 barrels of oil per day, in the second quarter of 2015.

•
Natural gas production increased 5% from 6.6 billion cubic feet, or 73.8 million cubic feet per day, in the first quarter of 2015 to 7.0 billion cubic feet, or 76.5 million cubic feet per day, in the second quarter of 2015.

•	Total oil equivalent production increased 13% from 2.12 million BOE, or 23,513 BOE per day, in the first quarter of 2015 to 2.42 million BOE, or 26,601 BOE per day, in the second quarter of 2015.

•	Oil and natural gas revenues increased 41% from $62.5 million in the first quarter of 2015 to $87.8 million in the second quarter of 2015.

•	Total realized revenues, including the impacts of hedging, increased 26% from $81.0 million in the first quarter of 2015 to $101.6 million in the second quarter of 2015.

•	Adjusted EBITDA increased 33% from $50.1 million reported in the first quarter of 2015 to $66.7 million in the second quarter of 2015.

Six Months Ended June 30, 2015 as Compared to Six Months Ended December 31, 2014

•
Oil production increased 24% from 1.86 million barrels, or 10,092 barrels of oil per day, in the six months ended December 31, 2014 to 2.27 million barrels, or 12,534 barrels of oil per day, in the six months ended June 30, 2015.

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Natural gas production increased 48% from 9.2 billion cubic feet, or 50.2 million cubic feet per day, in the six months ended December 31, 2014 to 13.6 billion cubic feet, or 75.2 million cubic feet per day, in the six months ended June 30, 2015.

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Total oil equivalent production increased 36% from 3.40 million BOE, or 18,451 BOE per day, in the six months ended December 31, 2014 to 4.54 million BOE, or 25,066 BOE per day, in the six months ended June 30, 2015.

•	Oil and natural gas revenues decreased 21% from $189.7 million in the six months ended December 31, 2014 to $150.3 million in the six months ended June 30, 2015.

•	Total realized revenues, including the impacts of hedging, decreased 9% from $199.5 million in the six months ended December 31, 2014 to $182.6 million in the six months ended June 30, 2015.

•	Adjusted EBITDA decreased 15% from $137.1 million reported in the six months ended December 31, 2014 to $116.8 million in the six months ended June 30, 2015.

Operating Expenses

Production Taxes and Marketing

Production taxes and marketing expenses increased 13% on an absolute basis, but decreased 35% on a unit-of-production basis, from $9.1 million, or $6.50 per BOE, for the three months ended June 30, 2014 to $10.3 million, or $4.24 per BOE, for the three months ended June 30, 2015. The increase in production taxes and marketing expenses on an absolute basis was primarily attributable to higher natural gas marketing expenses resulting from the 93% increase in natural gas production between the respective periods. The decrease in production taxes and marketing expenses on a unit-of-production basis was primarily attributable to the 13% decrease in oil revenues resulting in less oil production tax in the second quarter of 2015 as compared to the second quarter of 2014, as well as to the 73% increase in total oil equivalent production between the respective periods.

Production taxes and marketing expenses increased 14% on an absolute basis, but decreased 38% on a unit-of-production basis, from $15.1 million, or $6.11 per BOE, for the six months ended June 30, 2014 to $17.3 million, or $3.81 per BOE, for the six months ended June 30, 2015.

Lease Operating Expenses (“LOE”)

Lease operating expenses increased 28% on an absolute basis, but decreased 26% on a unit-of-production basis, from $11.7 million, or $8.34 per BOE, for the three months ended June 30, 2014 to $15.0 million, or $6.18 per BOE, for the three months ended June 30, 2015. On a unit-of-production basis, lease operating expenses were significantly lower than the Company’s goal of $7.25 per BOE for all of 2015. This marked the second consecutive quarter of significantly lower-than-expected lease operating expenses, which were comparable to the $6.16 per

BOE realized by the Company for the three months ended March 31, 2015. The decrease achieved in LOE on a unit-of-production basis was attributable to several key factors including (1) no cleanout operations on producing wells as a result of fracturing operations on newly drilled Eagle Ford wells as compared to the same period in 2014, (2) a decrease in salt water disposal costs on a per barrel basis, particularly in the Delaware Basin, (3) reduced service costs impacting LOE and (4) a higher percentage of natural gas production, including a significant increase in Haynesville natural gas production, which typically has low operating costs due to its lack of associated oil and water production. A joint venture entity controlled by Matador drilled, completed and began injecting salt water into a new disposal well in the Company’s Wolf prospect area in Loving County, Texas in January 2015, which has continued to significantly reduce water disposal costs in this area; a second water disposal well is planned for this prospect area in the next few months.

Lease operating expenses increased 33% on an absolute basis, but decreased 27% on a unit-of-production basis, from $21.1 million, or $8.51 per BOE, for the six months ended June 30, 2014 to $28.0 million, or $6.17 per BOE, for the six months ended June 30, 2015.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses increased 63% on an absolute basis, but decreased 6% on a unit-of-production basis, from $31.8 million, or $22.66 per BOE, for the three months ended June 30, 2014 to $51.8 million, or $21.39 per BOE, for the three months ended June 30, 2015. The increase in total DD&A expenses was primarily attributable to the 73% increase in total oil equivalent production between the respective periods. The decrease in unit-of-production DD&A expenses resulted from the 52% increase in estimated total proved oil and natural gas reserves from 57.2 million BOE at June 30, 2014 to 87.0 million BOE at June 30, 2015. This increase in total proved oil and natural gas reserves was primarily attributable to Matador’s continued development of its acreage position in the Delaware Basin.

Depletion, depreciation and amortization expenses increased 76% on an absolute basis, but decreased 4% on a unit-of-production basis, from $55.8 million, or $22.56 per BOE, for the six months ended June 30, 2014 to $98.2 million, or $21.65 per BOE, for the six months ended June 30, 2015.

Full-cost ceiling impairment

Matador uses the full-cost method of accounting for its investments in oil and natural gas properties. Under this method of accounting, the net capitalized costs of oil and natural gas properties are limited to the lower of unamortized costs less related deferred income taxes or the cost center “ceiling,” defined as (1) the present value, discounted at 10%, of future net revenues of proved oil and natural gas reserves, reduced by the estimated costs of developing these reserves, plus (2) unproved and unevaluated property costs not being amortized, plus (3) the lower of cost or estimated fair value of unproved and unevaluated properties included in the costs being amortized, if any, less (4) income tax effects related to the properties involved. Any excess of the Company’s net capitalized costs above the cost center ceiling is charged to operations as a full-cost ceiling impairment. The need for a full-cost ceiling impairment is required to be assessed on a quarterly basis. The fair value of the Company’s derivative instruments is not included in the ceiling test computation.

Due to the sharp decline in commodity prices since mid-year 2014, the unweighted arithmetic average oil and natural gas prices that exploration and production companies are required to use in estimating total proved reserves and PV-10 have also declined significantly. At June 30, 2015, these average oil and natural gas prices were $68.17 per barrel and $3.39 per MMBtu, respectively, as compared to $91.48 per barrel and $4.35 per MMBtu at December 31, 2014. This decline in the unweighted arithmetic average commodity prices of approximately $23 per barrel for oil and $1.00 per MMBtu for natural gas had a significant impact on the overall discounted value of the Company’s proved oil and natural gas reserves. Thus, although Matador’s total proved oil and natural gas reserves grew by 27% in the first six months of 2015, the PV-10 of its proved reserves decreased by 10% from $1.04 billion at December 31, 2014 to $0.94 billion at June 30, 2015. As a result, the Company’s net capitalized costs less related deferred income taxes exceeded the full-cost ceiling by $146.3 million at June 30, 2015. Matador recorded a non-

cash impairment charge of $229.0 million to its net capitalized costs and a deferred income tax credit of $82.7 million related to the full-cost ceiling limitation for the three months ended June 30, 2015. These charges are reflected in the Company’s unaudited condensed consolidated statement of operations for the three months ended June 30, 2015. For the six months ended June 30, 2015, the Company’s net capitalized costs less related deferred income taxes exceeded the full-cost ceiling by $189.1 million. Matador recorded a non-cash impairment charge of $296.1 million to its net capitalized costs and a deferred income tax credit of $107.0 million for the six months ended June 30, 2015. It is important to note that this impairment charge reflects the sharp decline in commodity prices and had the weighted average oil and natural gas prices used to estimate total proved reserves remained unchanged since December 31, 2014, the PV-10 of Matador’s proved oil and natural gas reserves would have been approximately $1.6 billion, and no full-cost impairment would have been required. Given current commodity prices, the Company anticipates additional full-cost ceiling impairments may be dictated in future periods.

As a non-cash item, the full-cost ceiling impairment impacts the accumulated depletion and the net carrying value of the Company’s assets on its consolidated balance sheet, as well as the corresponding consolidated shareholders’ equity, but it has no impact on the Company’s consolidated cash flows or Adjusted EBITDA as reported.

General and administrative (“G&A”)

General and administrative expenses increased 60% on an absolute basis, but decreased 7% on a unit-of-production basis, from $8.1 million, or $5.77 per BOE, for the three months ended June 30, 2014 to $13.0 million, or $5.35 per BOE, for the three months ended June 30, 2015. The increase in G&A expenses was largely attributable to increased payroll expenses associated with approximately 50 additional employees joining the Company between the respective periods to support increased land, geoscience, drilling, completion, production, accounting and administration functions. These 50 additional employees included the addition of 29 new employees in Roswell, New Mexico as a result of the HEYCO merger in late February, the associated G&A expenses for whom were fully reflected in Matador’s G&A expenses for the first time in the second quarter. General and administrative expenses also included non-cash stock-based compensation expense of $2.8 million for the three months ended June 30, 2015, as compared to $1.8 million for the three months ended June 30, 2014. While general and administrative expenses increased 60% on an absolute basis, G&A expenses decreased by 7% on a unit-of-production basis, primarily as a result of the 73% increase in total oil equivalent production between the respective periods.

General and administrative expenses increased 72% on an absolute basis, but decreased 6% on a unit-of-production basis, from $15.3 million, or $6.19 per BOE, for the six months ended June 30, 2014 to $26.4 million, or $5.81 per BOE, for the six months ended June 30, 2015.

Proved Reserves and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at June 30, 2015, December 31, 2014 and June 30, 2014.

	June 30, 2015	December 31, 2014	June 30, 2014
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	40,594	24,184	18,627
Natural Gas (Bcf)(4)	278.6	267.1	231.4
Total (MBOE)(5)	87,027	68,693	57,202
Estimated proved developed reserves:
Oil (MBbl)(3)	17,514	14,053	9,917
Natural Gas (Bcf)(4)	100.2	102.8	60.0
Total (MBOE)(5)	34,217	31,185	19,917
Percent developed	39.3%	45.4%	34.8%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	23,080	10,131	8,711
Natural Gas (Bcf)(4)	178.4	164.3	171.4
Total (MBOE)(5)	52,810	37,508	37,285
PV-10 (in millions)(6)	$942.8	$1,043.4	$826.0
Standardized Measure (in millions)	$864.1	$913.3	$723.0

(1) Numbers in table may not total due to rounding.
(2) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(3) One thousand barrels of oil.
(4) One billion cubic feet of natural gas.
(5) One thousand barrels of oil equivalent, estimated using a conversion of one barrel of oil per six thousand cubic feet of natural gas.
(6) PV-10 is a non-GAAP financial measure. For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 87.0 million BOE at June 30, 2015, including 40.6 million barrels of oil and 278.6 billion cubic feet of natural gas, with a PV-10, a non-GAAP financial measure, of $0.94 billion (Standardized Measure of $0.86 billion), an increase of 27% as compared to estimated total proved oil and natural gas reserves of 68.7 million BOE at December 31, 2014, including 24.2 million barrels of oil and 267.1 billion cubic feet of natural gas, with a PV-10 of $1.04 billion (Standardized Measure of $0.91 billion), and an increase of 52% as compared to 57.2 million BOE at June 30, 2014, including 18.6 million barrels of oil and 231.4 billion cubic feet of natural gas, with a PV-10 of $0.83 billion (Standardized Measure of $0.72 billion).

Proved oil reserves increased 68% from 24.2 million barrels at December 31, 2014 to 40.6 million barrels at June 30, 2015, and increased 118% year-over-year from 18.6 million barrels at June 30, 2014. At June 30, 2015, approximately 47% of the Company’s total proved reserves were oil and 53% were natural gas. By comparison, at June 30, 2014, approximately 33% of the Company’s total proved reserves were oil and 67% were natural gas. In addition, Matador has increased the proved developed component of its total proved reserves from 35% at June 30, 2014 to 39% at June 30, 2015.

The PV-10 of $0.94 billion at June 30, 2015, based on SEC pricing, was a 14% year-over-year increase as compared to $0.83 billion at June 30, 2014 despite the sharp decline in the unweighted arithmetic oil and natural gas prices used to estimate proved reserves between the respective periods. The unweighted arithmetic averages of first-day-of-the-month oil and natural gas prices used in preparing these estimates were $68.17 per barrel and $3.39 per MMBtu, respectively, for the 12 months ended June 30, 2015, as compared to $96.75 per barrel and $4.10 per

MMBtu, respectively, for the 12 months ended June 30, 2014. The 52% increase in Matador’s total proved reserves over the past year served to mitigate the decline in commodity prices used to estimate these reserves. The PV-10 of $0.94 billion at June 30, 2015, based on SEC pricing, was a 10% decrease as compared to $1.04 billion at December 31, 2014. The unweighted arithmetic averages of first-day-of-the-month oil and natural gas prices used in preparing these estimates were $91.48 per barrel and $4.35 per MMBtu, respectively, for the 12 months ended December 31, 2014. These average oil and natural gas prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the oil and natural gas prices received at the wellhead.

Matador reports its production and estimated proved reserves in two streams: an oil stream and a natural gas stream, which includes both dry natural gas and liquids-rich natural gas. Where the Company produces liquids-rich natural gas, as it does in the Eagle Ford shale in South Texas and the Permian Basin in Southeast New Mexico and West Texas, the economic value of the natural gas liquids associated with the natural gas is included as an uplift to the estimated natural gas wellhead price on those properties where the natural gas liquids are extracted and sold. The reserves estimates in all periods presented were prepared by the Company’s internal engineering staff and audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

As a result of its drilling, completion and delineation activities in West Texas and Southeast New Mexico in 2014 and the first half of 2015, including the addition of the HEYCO properties in the first quarter of 2015, Matador’s Delaware Basin oil and natural gas reserves continue to become a more significant component of the Company’s total oil and natural gas reserves. Matador’s estimated Delaware Basin proved oil and natural gas reserves have increased over seven-fold from 4.6 million BOE at June 30, 2014, or only 8% of the Company’s total proved oil and natural gas reserves, including 3.0 million barrels of oil and 9.6 billion cubic feet of natural gas, to 33.9 million BOE, or 39% of the Company’s total proved oil and natural gas reserves, including 21.9 million barrels of oil and 71.4 billion cubic feet of natural gas, at June 30, 2015.

For a reconciliation of Standardized Measure (GAAP) to PV-10 (non-GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

At the beginning of 2015, Matador was operating five drilling rigs, two rigs in the Eagle Ford and three rigs in the Permian (Delaware) Basin, but reduced the number of operated drilling rigs from five to two by the end of the first quarter of 2015. These two rigs are state-of-the-art and specially built for the Company for its Delaware Basin operations. In late July 2015, Matador took delivery of a third state-of-the-art, specially built drilling rig in the Delaware Basin which has begun drilling in the Company’s Jackson Trust prospect area in northeast Loving County, Texas testing the Second Bone Spring and shallower targets. Following the conclusion of these operations, the rig is scheduled to start drilling in the Ranger and Arrowhead prospect areas (including acreage acquired in the HEYCO merger) in northern Eddy and Lea Counties, New Mexico to further delineate the Bone Spring and Wolfcamp potential in those areas. This rig is also expected to drill a vertical test well in Matador’s Twin Lakes prospect area late in the fourth quarter of 2015 or in early 2016, primarily to gather data, similar to what the Company has done in other prospect areas to accelerate the Company’s progress in new areas.

Permian (Delaware) Basin - Southeast New Mexico and West Texas

During the second quarter of 2015, Matador completed and began producing oil and natural gas from 14 gross (7.6 net) wells in the Permian Basin, including nine gross (7.4 net) operated wells and five gross (0.2 net) non-operated wells, throughout its various prospect areas. As a result of Matador’s ongoing drilling and completion operations in these prospect areas, Permian Basin production has continued to increase over the past twelve months. Total Permian Basin production for the second quarter of 2015 was 6,187 BOE per day (consisting of 4,468 barrels of oil per day and 10.3 million cubic feet of natural gas per day), a 4.5-fold increase from production of 1,361 BOE per day (consisting of 959 barrels of oil per day and 2.4 million cubic feet of natural gas per day) in the second quarter of 2014. The Permian Basin contributed approximately 32% of Matador’s daily oil production and approximately 13% of daily natural gas production in the second quarter of 2015, as compared to only about 11% of daily oil production and approximately 6% of daily natural gas production in the second quarter of 2014.

Matador continues to be pleased with its progress in reducing drilling costs and times for both Wolfcamp and Bone Spring horizontal wells. The Company’s focus on improving drilling times and operational efficiencies has cut drilling times by as much as 50% on recent Wolfcamp wells in the Wolf and Rustler Breaks prospect areas as compared to earlier wells drilled in these prospect areas. These operational efficiencies account for about half of the cost savings Matador has achieved on recent wells, and the Company believes these efficiencies are sustainable going forward. Matador’s operational staff and its vendors working together continue to improve operational efficiencies in completions and production operations as well by developing new completions practices, implementing gas lift and other artificial lift technologies and increasing midstream capabilities, among other operational enhancements.

In the Wolf prospect area in Loving County, Texas, for example, Wolfcamp drilling times (spud to total depth) have been reduced from an average of 43 days in 2014 to as low as 23 days on recent wells. In the Rustler Breaks prospect area in Eddy County, New Mexico, where the Wolfcamp formation is shallower, Wolfcamp drilling times have been reduced from an average of 32 days in 2014 and early 2015 to as low as 15 days on recent wells. These increased drilling efficiencies are the result of a number of factors such as Company-supported modifications to its contracted drilling rigs including 7,500 psi circulating systems, simultaneous operating capabilities, integrated equipment upgrades and other efficiency related modifications, as well as more experienced personnel on each rig, improved bit designs and the ability to start drilling wells in “batch” mode in some areas.

These increased drilling and completion efficiencies, coupled with service cost reductions of varying amounts, have begun to reduce overall well costs significantly. Recent Wolfcamp wells in the Wolf prospect area have been drilled and completed for approximately $8 million, as compared to $10 to $12 million in 2014 and early 2015. In the Rustler Breaks prospect area, Wolfcamp drilling and completion costs have been reduced to between $6 and $6.5 million per well, and a recent Bone Spring well in this area was drilled and completed for approximately $5 million. These well costs are substantially reduced from those of initial wells drilled in these areas and are less than the well costs originally budgeted in early 2015 for many of these wells. Matador will continue to focus on these operational efficiencies as it moves closer to full development of its Delaware Basin assets.

Thus far, Matador has tested nine different producing horizons in the Bone Spring and Wolfcamp intervals at various locations across its acreage position in the Delaware Basin in Southeast New Mexico and West Texas, including two benches of the Second Bone Spring, the Third Bone Spring, three benches of the Wolfcamp “A”, including the “X” and “Y” sands and the more organic, lower section of the Wolfcamp “A”, two benches of the Wolfcamp “B” and the Wolfcamp “D”. Various combinations of these horizons are “stacked” on top of each other, which should allow the Company to exploit these reservoirs, and others that may be identified, from a single drilling pad, thereby significantly reducing development costs going forward on such wells. For the remainder of 2015 and into 2016, Matador intends to continue to focus on determining proper well spacing, both horizontally and vertically, in order to establish optimal development plans for each of its prospect areas.

Matador also continues to make significant progress with its midstream operations. A joint venture entity controlled by the Company completed its first commercial salt-water disposal facility in Loving County, Texas in January 2015. The joint venture entity is currently disposing of about 16,000 barrels per day of salt water at this facility, saving the Company more than $1.00 per barrel in salt water disposal costs. The joint venture entity anticipates drilling at least two more salt water disposal wells in this area soon and expects to begin disposing of third-party salt water on a commercial basis during the third quarter. Construction of Matador’s cryogenic natural gas processing facility in Loving County, Texas is nearing completion and is expected to come on line in late August 2015. This facility is expected to be capable of processing approximately 30 to 35 million cubic feet of natural gas per day, and Matador expects to process both its own natural gas as well as third-party natural gas at this facility.

Given its recent drilling success in the Rustler Breaks prospect area, the Company is also considering building another natural gas processing facility to support its future development plans in that area as well.

Wolf Prospect Area - Loving County, Texas

Matador is currently operating one rig in its Wolf prospect area in Loving County, Texas and plans to continue operating one rig in this area for the remainder of 2015. As noted above, Wolfcamp drilling times (spud to total depth) have been reduced from an average of 43 days in 2014 to as low as 23 days on recent wells in this area. As a result, drilling and completion operations in the Wolf prospect area are now running ahead of Matador’s original 2015 operational plans. The Company now expects to drill and complete 13 gross (12.3 net) wells in this prospect in 2015 as compared to the 10 gross (8.9 net) wells originally anticipated. Most of these wells will be Wolfcamp “A”/“X” and “Y” sand completions, and most are expected to be drilled in a two-well “batch” mode.

Matador continues to be pleased with the results of its ongoing development efforts in the Wolfcamp “A”/“X” and “Y” sands and with the relative consistency of the estimated ultimate recoveries from these wells, typically in the range of 650,000 to 1.1 million BOE. As examples, two recently completed wells, the Billy Burt 90-TTT-B33 WF #202H and #203H wells have been on production for approximately 90 days. Both wells have produced almost 65,000 BOE in their first three months of production, consisting of about 48,000 barrels of oil and 90 million cubic feet of natural gas. Interestingly, and perhaps resulting from Matador’s restricted choke practices and their longer lateral lengths, both wells have exhibited essentially flat production over the last 60 days, producing between 700 and 750 BOE per day (74% oil) on a 26/64th inch choke. At August 4, 2015, Matador’s estimated ultimate recovery for both wells is approximately 700,000 BOE. Matador’s initial well in the Wolf prospect area, the Dorothy White #1H, has now produced just over 400,000 BOE (68% oil), consisting of 277,000 barrels of oil and 0.8 Bcf of natural gas, in only about 18.5 months of production, and is currently producing 330 barrels of oil per day and 900 thousand cubic feet of natural gas per day at 1,225 psi flowing tubing pressure. Matador’s estimated ultimate recovery for this well remains at almost 1.1 million BOE.

Rustler Breaks Prospect Area - Eddy County, New Mexico

Matador is currently operating one rig in its Rustler Breaks prospect area in Eddy County, New Mexico and plans to continue operating one rig in this area for most of the remainder of 2015, continuing to further delineate and test this acreage block. One of the key highlights and technical achievements of the second quarter of 2015 was the successful drilling and completion of Matador’s first three-zone stacked lateral test on a single drilling pad in the Rustler Breaks prospect area in Eddy County, New Mexico. From this single pad location, Matador successfully stacked three horizontal wells targeting three different horizons including, from shallowest to deepest, the Second Bone Spring, Wolfcamp “A” and Wolfcamp “B”. The Wolfcamp “B” well (Tiger 14-24S-28E RB #224H) had an initial production rate of 1,525 BOE per day, the Wolfcamp “A” well (Tiger 14-24S-28E RB #204H) had an initial production rate of 1,405 BOE per day and the Second Bone Spring well (Tiger 14-24S-28E RB #124H) had an initial production rate of 800 BOE per day. Had all three wells been tested at the same time, the combined initial flow rate from this single drilling pad would have approximated 3,730 BOE per day, consisting of about 2,355 barrels of oil per day and 8.3 million cubic feet of natural gas per day. All three producing horizons in these wells continue to perform very strongly.

The Company is encouraged not only by the early results of this important technical advance, but also by the potential for further cost savings that may be achieved through the repeatability of this “stacked” pay concept at other locations. The wells on this three-well pad were drilled and completed for approximately $19.6 million, including approximately $8.6 million for the Wolfcamp “B” well, $6.0 million for the Wolfcamp “A” / “X-Y” well and $5.0 million for the Second Bone Spring well; however, Matador anticipates subsequent Wolfcamp “B” wells in this area to be drilled and completed in the range of $6.0 to $6.5 million, further reducing drilling and completion costs for a similar three-well pad to $17.0 to $17.5 million. On the basis of the early performance of these three wells as compared to Matador’s type curves for wells in the Rustler Breaks prospect area, the combined estimated ultimate recovery from these three wells is expected to be in the range of 2.0 to 2.2 million BOE. Using a 75% net revenue interest, this implies a combined estimated net recovery of 1.5 to 1.7 million BOE from these wells, which in turn implies a drilling and completion cost of only about $10 to $12 per BOE from this “stacked” configuration.

Ranger Prospect Area - Lea County, New Mexico

Matador drilled and completed two wells in the Ranger prospect area in the second quarter of 2015. Matador previously announced the 24-hour initial potential test from the Cimarron 16-19S-34E RN #134H well at 804 BOE per day (94% oil), consisting of 754 barrels of oil per day and 303 thousand cubic feet of natural gas per day at 725 psi on a 26/64-inch choke. Subsequent to this initial potential test, an electric submersible pump (“ESP”) was run in the well to enable it to continue to clean up and produce more efficiently. This was Matador’s first use of an ESP in one of its Ranger area wells. After installing the ESP, production from the Cimarron 16-19S-34E RN #134 well increased to over 1,100 BOE per day. In its first three months of production, this well has produced 65,000 BOE (93% oil), including just over 60,000 barrels of oil, and is still producing 500 barrels of oil per day and 150 thousand cubic feet of natural gas per day as of the end of July 2015. The first three months of production from this well are significantly above the three-month cumulative production of Matador’s Ranger State 33-20S-35E RN #121H (formerly the Ranger 33 State Com #1H) and Pickard State 20-18S-34E RN #121H wells, both of which are very good Second Bone Spring completions in this area. The Ranger State 33-20S-35E RN #121H well has produced approximately 210,000 BOE (91% oil), including 193,000 barrels of oil, in about 20 months of production, and is still producing almost 200 barrels of oil per day. The Pickard State 20-18S-34E RN #121H well has produced about 142,000 BOE (92% oil), including 131,000 barrels of oil, in just over one year of production, and was recently producing approximately 450 barrels of oil per day and 500 thousand cubic feet of natural gas per day; production from the Pickard State 20-18S-34E RN #121H well has actually increased over the last 90 days.

The second well drilled and completed in this area in the second quarter of 2015, the Ranger State 33-20S-35E RN #122H well was an offsetting well to the Ranger State 33-20S-35E RN #121H well. The Ranger State 33-20S-35E RN #122H well was also drilled and completed in the Second Bone Spring sand, but in a lower bench of the Second Bone Spring than the original Ranger State 33-20S-35E RN #121H well. The Ranger State 33-20S-35E RN #122 well cleaned up slowly, as expected due to the normally pressured nature of the Second Bone Spring sand, to about 350 BOE per day (90% oil), including approximately 300 barrels of oil per day. Matador is encouraged by the early behavior of this well, and especially by the fact that the well has continued to produce steadily at almost 300 BOE per day in the last 60 days with almost no decline.

Eagle Ford Shale - South Texas

During the second quarter of 2015, Matador completed and began producing oil and natural gas from four gross (3.3 net) Eagle Ford wells, including three gross (3.0 net) operated wells and one gross (0.3 net) non-operated well. The Company has now completed its planned operated Eagle Ford drilling and completion operations for 2015. At December 31, 2014, over 95% of the Company’s Eagle Ford acreage was either held by production or not burdened by lease expirations until 2016 or later. During the second quarter of 2015, Matador’s Eagle Ford production increased to its all-time high of 11,942 BOE per day, consisting of 9,358 barrels of oil per day and 15.5 million cubic feet of natural gas per day. The increased Eagle Ford production in the second quarter of 2015 was primarily attributable to the initial performance of the eight wells completed and placed on production on Matador’s Bishop-Brogan lease in Karnes County, Texas late in the first quarter.

Haynesville Shale - Northwest Louisiana and East Texas

The Company participated in six gross (0.2 net) non-operated Haynesville shale wells that were completed and placed on production during the second quarter of 2015. Matador’s combined Haynesville and Cotton Valley natural gas production for the second quarter of 2015, primarily in Northwest Louisiana, was approximately 50.5 million cubic feet per day, up almost three-fold from approximately 18.3 million cubic feet per day in the second quarter of 2014. This increased production was attributable to the ongoing drilling and completion operations in the Haynesville shale by an affiliate of Chesapeake Energy Corporation (“Chesapeake”) on Matador’s Elm Grove properties in Northwest Louisiana during 2014 and 2015. In mid-July 2015, Chesapeake completed and placed on production two gross (0.4 net) additional Haynesville shale wells in the Elm Grove area. Both wells came on production at 13 to 14 million cubic feet of natural gas per day (about 5.7 million cubic feet of natural gas per day net to Matador’s interest). Drilling and completion costs for these wells continue to be in the range of $7.0 to $8.0 million.

Chesapeake is currently drilling and completing nine gross (1.9 net) additional Haynesville shale wells in the Elm Grove area, which will be placed on production later in the year, although six gross (1.2 net) of these wells are not expected to be placed on production until late in the fourth quarter of 2015. Overall, Matador now estimates that its operating partners will complete and place on production 31 gross (3.8 net) Haynesville shale wells in 2015 as compared to 33 gross (2.3 net) wells originally budgeted for 2015. Matador estimates approximately $10 million in additional 2015 capital expenditures, or a revised total of about $25 million for 2015, will be required for its participation in these non-operated Haynesville shale wells, still representing only about 6% of its revised 2015 capital expenditure budget (see below).

Capital Expenditures

At August 4, 2015, Matador raised its estimated capital expenditure budget for 2015 from $350 to $425 million (excluding capital expenditures associated with the HEYCO merger). As a result of the Company’s continuing success and progress with its Delaware Basin development and delineation program in 2015, Matador took delivery of a third, state-of-the-art, specially built drilling rig in the Delaware Basin in late July 2015. Approximately $25 to $30 million of the increased capital expenditures for 2015 are attributable to the addition of this rig. As noted in the Operations Update section above, this rig has begun drilling in Matador’s Jackson Trust prospect area in northeast Loving County, Texas testing the Second Bone Spring and shallower targets. Because this rig is drilling a three-well “stack” of horizontal wells from a single pad at Jackson Trust, these three wells are not expected to be placed on production until the fourth quarter of 2015. As a result, Matador does not expect a significant contribution to production from wells drilled and completed with this third rig in 2015; rather, the production increase associated with the initial wells drilled with this rig is expected to be realized in 2016.

Another $25 to $30 million of the $75 million increase in the capital expenditure budget for 2015 is expected to be allocated to land acquisition opportunities and additional midstream investments. As a result of new acreage leased in the Delaware Basin during the first half of 2015, Matador had incurred most of the $20 million it had budgeted for land acquisitions during 2015. The Company currently anticipates that additional opportunities for acquiring new oil and natural gas leases in attractive areas of the Delaware Basin will continue to be available throughout the remainder of 2015. In addition, as a result of Matador’s initial drilling success and progress at Rustler Breaks, the Company is considering expanding its midstream operations into that area as well. Should the Company elect to do so, a portion of this additional capital will be used to initiate these operations later in 2015.

As also noted in the Operations Update section above, Matador expects it may incur an additional $10 million in capital expenditures in 2015 as a result of the increased drilling of Haynesville shale wells by Chesapeake on its Elm Grove properties in Northwest Louisiana. In addition, non-operated well proposals on the Company’s Delaware Basin acreage have exceeded the Company’s initial estimates for 2015, and up to $5 million in additional capital may be used for participation in those wells.

Finally, as a result of beginning to drill wells faster in the Delaware Basin (particularly in the Wolf prospect area), increased working interests on certain operated wells, and an increased focus on drilling and completing more Wolfcamp (as opposed to shallower Bone Spring) wells than originally planned for 2015, another $5 to $10 million in capital expenditures may be incurred for drilling, completion and, in particular, facilities and infrastructure associated with the original two drilling rigs planned for the Delaware Basin in 2015. Matador has adjusted its drilling schedule throughout 2015 to account for new information and well results. This has particularly impacted its drilling program at Rustler Breaks, where the early 2015 success in the Wolfcamp “B” and especially the Wolfcamp “A”/“X-Y” sands have led to a different mix of wells being drilled in 2015, with greater focus on the Wolfcamp and more geographic diversity in Rustler Breaks than originally planned.

Overall, Matador now expects to drill, complete and place on production 31 gross (26.0 net) operated wells in the Delaware Basin in 2015 as compared to the 26 gross (21.3 net) operated wells anticipated in its original estimated capital expenditure budget of $350 million for 2015. Through June 30, 2015, Matador had incurred approximately $266 million in capital expenditures (excluding capital expenditures associated with the HEYCO merger), about 14% ahead of its expectations at mid-year. These additional expenditures were primarily associated with wells being drilled at an accelerated pace, particularly in the Wolf prospect area, additional land acquisition and midstream investments, and accelerated spending on attractive, non-operated well opportunities, particularly in the Haynesville shale. Matador anticipates an additional $159 million in capital expenditures for the remainder of 2015, which it plans to fund with anticipated cash flows from operations, cash on hand (approximately $54 million at June 30, 2015) and borrowings under its revolving credit facility, if needed. At June 30, 2015, Matador had nothing drawn against its credit facility and a borrowing base of $375 million. Thus, the Company has ample liquidity to absorb this additional capital spending in the latter part of 2015 to further capitalize on its current opportunities in the Delaware Basin and in preparation for 2016.

Acreage Acquisitions

At December 31, 2014, Matador held 92,700 gross (66,100 net) acres in the Permian Basin, primarily in Lea and Eddy Counties, New Mexico and Loving County, Texas. Between January 1 and August 4, 2015, the Company added 63,900 gross (23,600 net) acres in Southeast New Mexico and West Texas, bringing Matador’s total Permian Basin acreage position to 156,500 gross (89,600 net) acres, including acreage associated with the HEYCO merger and joint ventures with certain affiliates of HEYCO Energy Group, Inc. Included in this total are almost 1,000 net acres in Lea and Eddy Counties, New Mexico attributable to new federal leases with 10-year terms and 1/8th royalty interests purchased at a federal lease sale held in July 2015. At August 4, 2015, these acreage totals included approximately 30,800 gross (18,400 net) acres in Matador’s Ranger prospect area in Lea County, 66,500 gross (29,400 net) acres in its Rustler Breaks prospect area in Eddy County, 11,300 gross (7,300 net) acres in its Wolf and Jackson Trust prospect areas in Loving County and 42,900 gross (30,000 net) acres in its Twin Lakes prospect area in Lea County. Matador plans to actively continue its leasing and acquisition efforts in the Permian Basin, Eagle Ford shale and Haynesville shale as opportunities are identified.

Liquidity Update

On April 14, 2015, Matador issued $400 million of 6.875% senior unsecured notes due 2023 at par value, receiving net proceeds of approximately $391 million, net of issuance costs. On April 21, 2015, Matador successfully completed a public offering of 7,000,000 shares of its common stock, receiving net proceeds of approximately $188 million. During the three months ended June 30, 2015, Matador used the net proceeds from the senior unsecured notes offering and a portion of the net proceeds from the equity offering to repay all outstanding borrowings under its credit facility. The remaining net proceeds of the equity offering are being used to fund portions of Matador’s capital expenditures, including the addition of a third drilling rig and for targeted acquisitions of acreage in the Delaware Basin, as well as in the Eagle Ford and the Haynesville shale, and for other general working capital needs. At June 30, 2015, the Company had cash totaling $53.6 million and the borrowing base under its credit facility was $375 million. At August 4, 2015, the Company had no borrowings outstanding under its credit facility, approximately $0.6 million in outstanding letters of credit issued pursuant to the credit facility and $400 million of outstanding senior unsecured notes.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At August 4, 2015, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2015.

•	Approximately 1.4 million barrels of oil at a weighted average floor price of $67 per barrel and a weighted average ceiling price of $85 per barrel.

•	Approximately 5.5 billion cubic feet of natural gas at a weighted average floor price of $3.29 per MMBtu and a weighted average ceiling price of $3.98 per MMBtu.

•	Approximately 1.6 million gallons of natural gas liquids at a weighted average price of $1.02 per gallon.

Matador estimates that it now has approximately 75% of its anticipated oil production and approximately 65% of its anticipated natural gas production hedged for the remainder of 2015 based on the midpoint of its revised production guidance (see below).

At August 4, 2015, Matador had the following hedges in place, in the form of costless collars and swaps, for 2016.

•	Approximately 1.6 million barrels of oil at a weighted average floor price of $47 per barrel and a weighted average ceiling price of $75 per barrel.

•	Approximately 8.4 billion cubic feet of natural gas at a weighted average floor price of $2.75 per MMBtu and a weighted average ceiling price of $3.80 per MMBtu.

2015 Guidance Update

At August 4, 2015, Matador revised its full-year 2015 guidance estimates as follows:

(1) increased estimated capital expenditures from $350 to $425 million (excluding capital expenditures associated with the HEYCO merger), primarily as a result of beginning to drill wells faster, increased working interests on certain operated wells, additional participation in non-operated wells proposed on the Company’s acreage and an increased focus on drilling more, deeper Wolfcamp wells in the Delaware Basin (as opposed to shallower Bone Spring wells) than originally planned for 2015, as well as for the addition of a third drilling rig in the Delaware Basin beginning in late July 2015, additional capital allocated to the acquisition of oil and natural gas leases and additional midstream investments;

(2) increased estimated oil production from 4.1 to 4.3 million barrels to 4.4 to 4.5 million barrels;

(3) increased estimated natural gas production from 24.0 to 26.0 billion cubic feet to 26.0 to 27.0 billion cubic feet;

(4) increased estimated oil and natural gas revenues from $270 to $290 million to $290 to $300 million; and

(5) increased Adjusted EBITDA from $200 to $220 million to $220 to $230 million. Oil and natural gas revenues and Adjusted EBITDA guidance are based on actual results for the first six months of 2015 and estimated average realized oil and natural gas prices of $50.00 per barrel and $3.00 per thousand cubic feet, respectively, for the final six months of 2015.

It is important to note that this is the second consecutive quarterly increase in Matador’s oil production guidance from the 4.0 to 4.2 million barrels estimated at its February Analyst Day. The updated oil production guidance estimate at August 4, 2015 of 4.4 to 4.5 million barrels represents a 9% increase in anticipated oil production from the Company’s original estimates for 2015. At the midpoint of this upwardly revised production guidance, Matador’s oil, natural gas and total oil equivalent production are anticipated to increase by 35%, 73% and 52%, respectively, for full-year 2015 as compared to full-year 2014.

At the midpoint of its upwardly revised guidance, Matador estimates that its total production during the second half of 2015 will be modestly lower, about 5%, than the total production reported for the first six months of 2015, due to timing associated with some of Matador’s “batch” mode drilling and completion operations and until production results are obtained from the addition of the third drilling rig.  This is consistent with Matador’s estimates at its Analyst Day in February 2015, where the Company projected peak production for 2015 to occur in the second quarter of 2015, although this second quarter peak occurred at much higher levels than originally projected.  More specifically, this projected decline in total production reflects the reduction in operated drilling rigs from five to two after the first quarter of 2015, the temporary suspension of operations in the Eagle Ford shale and the fact that the third drilling rig added in late July 2015 provides almost no contribution to 2015 total production, but the Company expects this decline will be mitigated by the better-than-expected results of new wells drilled in the Delaware Basin and the Haynesville shale.  In early August 2015, Matador was producing approximately 26,000 BOE per day, consisting of about 12,500 barrels of oil per day and just over 80 million cubic feet of natural gas per day.  Matador currently anticipates that its fourth quarter 2015 production will be about 10% higher than the production reported for the fourth quarter of 2014.

Conference Call Information

The Company will host a live conference call on Wednesday, August 5, 2015, at 9:00 a.m. Central Time to review second quarter 2015 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The participant passcode is 82906432. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through Monday, August 31, 2015.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Permian (Delaware) Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance; general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions, including the HEYCO merger; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador's SEC filings, including the “Risk Factors” section of Matador's most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Investor Relations
(972) 371-5225
mschmitz@matadorresources.com

Matador Resources Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	June 30, 2015	December 31, 2014
ASSETS
Current assets
Cash	$53,623	$8,407
Restricted cash	1,022	609
Accounts receivable
Oil and natural gas revenues	34,250	28,976
Joint interest billings	19,830	6,925
Other	6,609	9,091
Derivative instruments	23,846	55,549
Lease and well equipment inventory	2,021	1,212
Prepaid expenses	3,803	1,649
Total current assets	145,004	112,418
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	1,938,008	1,617,913
Unproved and unevaluated	394,880	264,419
Other property and equipment	80,078	43,472
Less accumulated depletion, depreciation and amortization	(998,124)	(603,732)
Net property and equipment	1,414,842	1,322,072
Other assets	451	—
Total assets	$1,560,297	$1,434,490
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$14,443	$17,526
Accrued liabilities	122,421	109,502
Royalties payable	19,092	14,461
Advances from joint interest owners	447	—
Amounts due to Joint Ventures	2,250	—
Deferred income taxes	8,115	19,751
Income taxes payable	—	444
Other current liabilities	155	103
Total current liabilities	166,923	161,787
Long-term liabilities
Borrowings under Credit Agreement	—	338,199
Senior unsecured notes payable	390,667	—
Asset retirement obligations	13,105	11,640
Amounts due to Joint Ventures	4,500	—
Derivative instruments	387	—
Deferred income taxes	25,645	53,783
Other long-term liabilities	2,723	2,540
Total long-term liabilities	437,027	406,162
Shareholders’ equity
Common stock - $0.01 par value, 120,000,000 and 80,000,000 shares authorized; 85,450,478 and 73,373,744 shares issued; and 85,360,085 and 73,342,777 shares outstanding, respectively	855	734
Additional paid-in capital	1,021,117	724,819
Retained (deficit) earnings	(66,469)	140,855
Total Matador Resources Company shareholders’ equity	955,503	866,408
Non-controlling interest in subsidiary	844	133
Total shareholders' equity	956,347	866,541
Total liabilities and shareholders’ equity	$1,560,297	$1,434,490

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues
Oil and natural gas revenues	$87,848	$99,054	$150,314	$177,986
Realized gain (loss) on derivatives	13,780	(2,913)	32,285	(4,756)
Unrealized loss on derivatives	(23,532)	(5,234)	(32,090)	(8,342)
Total revenues	78,096	90,907	150,509	164,888
Expenses
Production taxes and marketing	10,258	9,116	17,308	15,122
Lease operating	14,950	11,704	27,996	21,055
Depletion, depreciation and amortization	51,768	31,797	98,239	55,827
Accretion of asset retirement obligations	132	123	244	241
Full-cost ceiling impairment	229,026	—	296,153	—
General and administrative	12,961	8,100	26,372	15,319
Total expenses	319,095	60,840	466,312	107,564
Operating (loss) income	(240,999)	30,067	(315,803)	57,324
Other income (expense)
Net loss on asset sales and inventory impairment	—	—	(97)	—
Interest expense	(5,869)	(1,616)	(7,939)	(3,012)
Interest and other income	502	409	886	447
Total other expense	(5,367)	(1,207)	(7,150)	(2,565)
(Loss) income before income taxes	(246,366)	28,860	(322,953)	54,759
Income tax (benefit) provision
Current	—	1,539	—	2,814
Deferred	(89,350)	9,095	(115,740)	17,356
Total income tax (benefit) provision	(89,350)	10,634	(115,740)	20,170
Net (loss) income	(157,016)	18,226	(207,213)	34,589
Net income attributable to non-controlling interest in subsidiary	(75)	—	(111)	—
Net (loss) income attributable to Matador Resources Company shareholders	$(157,091)	$18,226	$(207,324)	$34,589
Earnings (loss) per common share
Basic	$(1.89)	$0.27	$(2.65)	$0.52
Diluted	$(1.89)	$0.26	$(2.65)	$0.51
Weighted average common shares outstanding
Basic	82,938	68,531	78,379	67,108
Diluted	82,938	69,220	78,379	67,771

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Six Months Ended June 30,
	2015	2014
Operating activities
Net (loss) income	$(207,213)	$34,589
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Unrealized loss on derivatives	32,090	8,342
Depletion, depreciation and amortization	98,239	55,827
Accretion of asset retirement obligations	244	241
Full-cost ceiling impairment	296,153	—
Stock-based compensation expense	5,131	3,629
Deferred income tax (benefit) provision	(115,740)	17,356
Net loss on asset sales and inventory impairment	97	—
Changes in operating assets and liabilities
Accounts receivable	(12,161)	(13,338)
Lease and well equipment inventory	(269)	(36)
Prepaid expenses	(1,143)	(656)
Other assets	446	(468)
Accounts payable, accrued liabilities and other current liabilities	13,316	(517)
Royalties payable	4,253	5,890
Advances from joint interest owners	447	—
Income taxes payable	(444)	2,814
Other long-term liabilities	(56)	(198)
Net cash provided by operating activities	113,390	113,475
Investing activities
Oil and natural gas properties capital expenditures	(237,027)	(234,335)
Expenditures for other property and equipment	(32,885)	(1,884)
Business combination, net of cash acquired	(23,671)	—
Restricted cash in less than wholly-owned subsidiaries	(413)	—
Net cash used in investing activities	(293,996)	(236,219)
Financing activities
Repayments of borrowings	(476,982)	(180,000)
Borrowings under Credit Agreement	125,000	130,000
Proceeds from issuance of senior unsecured notes	400,000	—
Cost to issue senior unsecured notes	(8,789)	—
Proceeds from issuance of common stock	188,720	181,875
Cost to issue equity	(1,172)	(504)
Proceeds from stock options exercised	10	6
Capital commitment from non-controlling interest in subsidiary	600	—
Taxes paid related to net share settlement of stock-based compensation	(1,565)	(285)
Net cash provided by financing activities	225,822	131,092
Increase in cash	45,216	8,348
Cash at beginning of period	8,407	6,287
Cash at end of period	$53,623	$14,635

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are forward-looking or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	December 31, 2014	June 30, 2014
Unaudited Adjusted EBITDA Reconciliation to Net (Loss) Income:
Net (loss) income attributable to Matador Resources Company shareholders	$(157,090)	$(50,234)	$18,226	$(207,324)	$76,182	$34,589
Interest expense	5,869	2,070	1,616	7,939	2,322	3,012
Total income tax (benefit) provision	(89,350)	(26,390)	10,634	(115,740)	44,205	20,170
Depletion, depreciation and amortization	51,769	46,470	31,797	98,239	78,910	55,827
Accretion of asset retirement obligations	132	112	123	244	264	241
Full-cost ceiling impairment	229,026	67,127	—	296,153	—	—
Unrealized loss (gain) on derivatives	23,532	8,557	5,234	32,090	(66,644)	8,342
Stock-based compensation expense	2,794	2,337	1,834	5,131	1,895	3,629
Net loss on asset sales and inventory impairment	—	97	—	97	—	—
Adjusted EBITDA	$66,682	$50,146	$69,464	$116,829	$137,134	$125,810

	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	December 31, 2014	June 30, 2014
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$20,043	$93,346	$81,530	$113,390	$138,006	$113,475
Net change in operating assets and liabilities	40,845	(45,234)	(15,221)	(4,389)	(530)	6,509
Interest expense	5,869	2,070	1,616	7,939	2,322	3,012
Current income tax provision	—	—	1,539	—	(2,681)	2,814
Net (income) loss attributable to non-controlling interest in subsidiary	(75)	(36)	—	(111)	17	—
Adjusted EBITDA	$66,682	$50,146	$69,464	$116,829	$137,134	$125,810

Adjusted Net Income and Adjusted Earnings Per Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment tests, if any, and nonrecurring transaction costs for certain acquisitions along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended June 30, 2015	Six Months Ended June 30, 2015
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Loss:
Net loss attributable to Matador Resources Company shareholders	$(157,091)	$(207,324)
Deferred income tax benefit	(89,350)	(115,740)
Loss attributable to Matador Resources Shareholders before taxes	(246,441)	(323,064)
Less non-recurring and unrealized charges to net income before taxes:
Full-cost ceiling impairment	229,026	296,153
Unrealized loss on derivatives	23,532	32,090
Non-recurring transaction costs associated with the HEYCO merger	275	2,510
Adjusted income attributable to Matador Resources Shareholders before taxes	6,392	7,689
Income tax expense	1,915	2,357
Adjusted net income attributable to Matador Resources Company shareholders	$4,477	$5,332

Basic weighted average shares outstanding, without participating securities	82,938	78,379
Dilutive effect of participating securities	706	736
Weighted average shares outstanding, including participating securities - basic	83,644	79,115
Dilutive effect of options, restricted stock units and preferred shares	627	850
Weighted average common shares outstanding - diluted	84,271	79,965
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.05	$0.07
Diluted	$0.05	$0.07

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by reducing PV-10 by the discounted future income taxes associated with such reserves. Where references are hypothetical in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such amounts are estimations and/or approximations. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items.

(in millions)	At June 30, 2015	At December 31, 2014	At June 30, 2014
PV-10	$942.8	$1,043.4	$826.0
Discounted future income taxes	(78.7)	(130.1)	(103.0)
Standardized Measure	$864.1	$913.3	$723.0

Cash Operating Expenses per BOE

This press release includes the non-GAAP financial measure of cash operating expenses per BOE.  This non-GAAP item is measured as operating expenses per BOE excluding non-cash DD&A expense, non-cash stock-based compensation expense and non-recurring transaction costs associated with the merger of one of the Company’s wholly-owned subsidiaries with Harvey E. Yates Company in 2015 (the “HEYCO Merger”), each as adjusted on a per BOE basis. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, this non-GAAP financial measure may be different than similar measures used by other companies.  The Company believes the presentation of cash operating expenses per BOE provides useful information to investors and other users of the Company’s financial information in evaluating the Company’s operating performance. The following paragraphs reconcile cash operating expenses per BOE (non-GAAP) to operating expenses per BOE (GAAP).

For the three months ended June 30, 2015, cash operating expenses per BOE were equal to $14.50 per BOE, which is equal to total operating expenses of $37.16 per BOE minus (i) DD&A expense of $21.39 per BOE, (ii) non-cash stock-based compensation expense of $1.16 per BOE and (iii) non-recurring transaction costs associated with the HEYCO Merger of $0.11 per BOE.

For the three months ended June 30, 2014, cash operating expenses per BOE were equal to $19.33 per BOE, which is equal to total operating expenses of $43.27 per BOE minus (i) DD&A expense of $22.66 per BOE and (ii) non-cash stock-based compensation expense of $1.28 per BOE.

For the three months ended March 31, 2015, cash operating expenses per BOE were equal to $13.67 per BOE, which is equal to total operating expenses of $37.79 per BOE minus (i) DD&A expense of $21.96 per BOE, (ii) non-cash stock-based compensation expense of $1.10 per BOE, and (iii) non-recurring transaction costs associated with the HEYCO Merger of $1.06 per BOE.

For the six months ended June 30, 2015, cash operating expenses per BOE were equal to $14.11 per BOE, which is equal to total operating expenses of $37.44 per BOE minus (i) DD&A expense of $21.65 per BOE, (ii) non-cash stock-based compensation expense of $1.13 per BOE and (iii) non-recurring transaction costs associated with the HEYCO Merger of $0.55 per BOE.

For the six months ended June 30, 2014, cash operating expenses per BOE were equal to $19.34 per BOE, which is equal to total operating expenses of $43.37 per BOE minus (i) DD&A expense of $22.56 per BOE and (ii) non-cash stock-based compensation expense of $1.47 per BOE.

For the six months ended December 31, 2014, cash operating expenses per BOE were equal to $18.64 per BOE, which is equal to total operating expenses of $42.44 per BOE minus (i) DD&A expense of $23.24 per BOE and (ii) non-cash stock-based compensation expense of $0.56 per BOE.